EXHIBIT (j)(2)


                                 SHEA & GARDNER
                        1600 Massachusetts Avenue, N.W.
                             Washington, D.C. 20036

                                 (202) 828-2000
                              Fax: (202) 828-2195

                                                                   April 8, 1999

The Prudential Series Fund, Inc.
213 Washington Street
Newark, NJ 07102

Ladies & Gentlemen:

     We have served as counsel to The Prudential Series Fund, Inc. (the "Fund") in connection with various matters relating to the registration of the Fund's securities under the Securities Act of 1933, as amended, and registration of the Fund under the Investment Company Act of 1940, as amended.

     Based on our examination of the relevant documents contained in the Fund's registration statement, and in reliance upon certain exhibits to that registration statement, and assuming that the securities were issued in accordance with the terms described in the registration statement, and that the Fund received payment for the securities, we are of the opinion that the securities are valid, legal and binding obligations of the Fund in accordance with their terms and are nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Fund's registration statement.


                                      Yours truly,


                                      SHEA & GARDNER


                                      By: /s/ MICHAEL K. ISENMAN
                                         ---------------------------------------
                                              Michael K. Isenman